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                                                                   EXHIBIT 99.1




                       REPORT OF INDEPENDENT AUDITORS




To the Board of Directors and Stockholders of Landmark Bancshares, Inc.
Dodge City, Kansas


We have audited the accompanying consolidated balance sheet of Landmark Bancshares, Inc. and subsidiary as of September 30, 2000, and the related consolidated statements of earnings, stockholders' equity and comprehensive income, and cash flows for each of the two years in the period ended September 30, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Landmark Bancshares, Inc. and subsidiary as of September 30, 2000, and the results of their operations and cash flows for each of the two years in the period ended September 30, 2000 in conformity with generally accepted accounting principles.






                                  /s/Regier Carr & Monroe, L.L.P.

October 26, 2000
Wichita, Kansas